            EXHIBIT 5.1

[CONCORD EFS, INC. LETTERHEAD]

June 17, 2002

Concord EFS, Inc.
2525 Horizon Lake Drive
Suite 120
Memphis, TN 38133

Re: 48,000,000 Shares of Common Stock, Par Value $0.33 1/3 Per Share

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Concord EFS, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 48,000,000 shares of common stock, par value $0.33 1/3 per share (the “Registered Shares”) of the Company to be issued under the Concord EFS, Inc. 2002 Stock Option Plan (the “Plan”).

In rendering this opinion letter, I have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. I have also examined or caused to be examined originals, or copies of originals certified to my satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied myself as to such matters of fact, as I have considered relevant and necessary as a basis for this opinion letter. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to me for examination.

Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, I am of the opinion that:

1.  The Company is a duly incorporated and validly existing corporation under the laws of the State of Delaware.

2.  Each Registered Share which is newly issued under the Plan will be duly authorized, legally issued, fully paid and nonassessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly adopted final resolutions authorizing the issuance and sale of such Registered Share as contemplated by the Registration Statement; (iii) such Registered Share shall have been duly issued and sold in the manner contemplated by the Plan; and (iv) a certificate representing such Registered Share shall have been duly executed, countersigned and registered and duly delivered to the purchaser thereof upon payment of the agreed consideration therefor (not less than the par value thereof) in accordance with the terms of the Plan.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the Securities Act.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to all references to myself in the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC thereunder.

Very truly yours,

/s/ MARCIA E. HEISTER
Marcia E. Heister

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